Exhibit n.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-2 of Hercules Capital, Inc. (formerly known as Hercules Technology Growth Capital, Inc.) of our report dated February 25, 2016 relating to the consolidated financial statements, financial statement schedule, and the effectiveness of internal control over financial reporting, and our report dated March 7, 2016 relating to the senior securities table that appears in Post-Effective Amendment No. 1 to the Registration Statement on Form N-2 (No. 333-203511) of Hercules Capital, Inc. We also consent to the references to us under the headings “Experts,” “Selected Consolidated Financial Data,” and “Senior Securities” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

San Francisco, California

June 3, 2016